Exhibit 99.1

PCTEL Declares Regular Quarterly Dividend

BLOOMINGDALE, IL – October 23, 2015 — PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions, announced today the declaration of its regular quarterly dividend of $.05 per share on its common stock. This dividend will be payable on November 13, 2015 to shareholders of record at the close of business on November 6, 2015.

About PCTEL

PCTEL delivers Performance Critical Telecom solutions. The industry relies upon PCTEL to benchmark network performance, analyze trends, and optimize wireless networks. PCTEL’s antennas and site solutions are vital elements for SCADA, oil and gas, utilities, fleet management, health care, public safety, education, small cell, and network timing.

PCTEL’s RF Solutions products and services improve the performance of wireless networks globally. PCTEL’s performance critical products include its MXflex®, IBflex®, and EXflex® SeeGull® scanning receivers and related SeeHawk® and SeeWave™ tools. PCTEL’s sophisticated engineering services utilize these products as well as the Meridian™ network analytics portfolio (Map IQ™, Network IQ™, and Subscriber IQ™).

PCTEL Connected Solutions designs and delivers performance critical antennas and site solutions for wireless networks globally. PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com